EXHIBIT 99.4

                 , 2004

TO:	Participants in the Employee Stock Ownership Plan of Peoples Home Savings Bank

As described in the enclosed materials, your proxy as a stockholder of PHSB Financial Corporation (“PHSB”) is being solicited in connection with an upcoming Special Meeting of Stockholders of PHSB. At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization between ESB Financial Corporation and PHSB, pursuant to which PHSB will be merged with and into ESB. We hope you will take advantage of the opportunity to direct the manner in which shares of PHSB common stock allocated to your account under the Peoples Home Savings Bank Employee Stock Ownership Plan (the “Plan”) will be voted.

Enclosed with this letter is a Joint Proxy Statement/Prospectus, which describes the matters to be voted upon, and a voting instruction ballot, which will permit you to vote the shares allocated to your account. After you have reviewed the Joint Proxy Statement/Prospectus, we urge you to vote your shares held pursuant to the Plan by marking, dating, signing and returning the enclosed voting instruction ballot to the administrators of the Plan, who will tabulate the votes for the Trustees of the Plan. The Trustees will certify the totals to PHSB for the purpose of having those shares voted.

We urge each of you to vote, as a means of participating in the governance of the affairs of PHSB. If your voting instructions for the Plan are not received, the shares allocated to your account will be voted by the Trustees at the direction of the PHSB Board of Directors or Plan Committee of the Board. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note the enclosed material relates only to those shares which have been allocated to your account under the Plan. You will receive other voting material for those shares owned by you individually and not under the Plan.

Sincerely,

James P. Wetzel, Jr. President and Chief Executive Officer

PHSB FINANCIAL CORPORATION

The undersigned hereby instructs the Trustees of the Peoples Home Savings Bank Employee Stock Ownership Plan and Trust (“ESOP”) to vote, as designated below, all the shares of Common Stock of PHSB Financial Corporation (“PHSB”) allocated to the undersigned pursuant to the ESOP as of                          , 2004, at the Special Meeting of Stockholders to be held at the at the Chippewa Township Municipal Building, located at 2811 Darlington Road, Chippewa Township, Pennsylvania, on     day,                  , 2004 at     :     a.m., local time, and any adjournment thereof.

1.	Proposal to approve an Agreement and Plan of Reorganization, dated as of August 12, 2004, between ESB Financial Corporation and PHSB Financial Corporation, pursuant to which PHSB will merge with and into ESB and each outstanding share of PHSB common stock will be converted into the right to receive, at the election of the holder, either $27.00 in cash or ESB common stock with a value of approximately $27.00 based upon a pre-closing average market price, subject to the election, allocation and proration procedures set forth in the merger agreement.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	Proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.

The PHSB Board of Directors recommends a vote “FOR” approval of the Agreement and Plan of Reorganization and “FOR” the proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the Agreement and Plan of Reorganization. Such votes are hereby solicited by PHSB’s Board of Directors.

Dated: , 2004

Signature

If you return this card properly signed but you do not otherwise specify, shares will be voted FOR” approval of the Agreement and Plan of Reorganization and “FOR” the proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies. If you do not return this card, your shares will be voted by the Trustees at the direction of the PHSB Board of Directors or ESOP Committee of the Board.